Exhibit 99.4

3/F, Office Tower B, Rong Chao Center, No.6003,Yitian Road, Futian District, Shenzhen,

Guangdong Province,518026,PRC

Tel:(0755)36866600                        Fax:(0755)36866661

www.yingkelawyer.com

April 27, 2020

To: Jiana Science and Technology Co., Ltd.

Room CDE, 7F, Building A,

Jinfeng Building, Shangbu South Road,

Futian District , Shenzhen City,Guangdong Province, 518031,PRC

Re: Legal Opinion on Certain PRC Legal Matters

Dear Sir or Madam,

We are qualified lawyers of People’s Republic of China (the “PRC”, for purpose of this legal opinion, excluding the Hongkong Special Administrative Region, the Macao Special administrative Region and Taiwan), and are qualified to issue this legal opinion under the laws and regulations of the PRC.

We are acting as the PRC counsel to Jiana Science and Technology Co., Ltd. (the “Company”), a company incorporated under the laws of Cayman Islands, in connection with (A) the Company’s registration statement on Form F-1 including all amendments or supplements thereto ( the “Registration Statement”) to be filed with the United States Securities and Exchange Commission(the “SEC” ) under the Securities Act of 1993, as amended (the “Securities Act”) relating to initial public offering by the Company of a certain number of the Company’s ordinary shares and (B) the proposed listing and trading of the Company ’s ordinary shares on the Nasdaq Capital Market( the “Offering”).According to the provisions of the relevant laws and regulations in the PRC, we have been requested to give an opinion as to the matters(referred to the matters of PRC Law in this opinion) set forth below.

I. Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in his opinion shall have the meanings ascribed to them as follows:

(a)	“Governmental Agency” means any national, provincial or local government, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or powder of similar nature in the PRC;

(b)	“Governmental Authorizations” means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws;

(c)	“PRC Companies” means the entities listed in appendix I (A)hereto (each a “PRC Company”, collectively “PRC Companies”);

(d)	“PRC Operating Entity“means Shenzhen Jiana Science and technology Co., Ltd(深圳市嘉纳科技股份有限公司)

(e)	“PRC Subsidiary” means Jiana(Shenzhen) Development Technology Co., Ltd.(嘉纳（深圳）科技发展有限公司)

(f)	“M&A Rules” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, and the State Administration of Foreign Exchange, which became effective on September 8, 2006 and was amended on June 22, 2009 by the Ministry of Commerce;

(g)	“PRC Laws” mean all applicable national, provincial and local laws, regulations, rules, orders, decrees, and supreme court’s judicial interpretations of the PRC currently in effect and publicly available on the date of this opinion.

II. PRC LAWS

This opinion is rendered on the basis of the PRC laws, regulations, rules. Orders, decrees, guidelines or notices effective and publicly available as of the date hereof and there is no assurance that any PRC Laws will not be changed, amended or replaced in the future with or without retrospective effect.

We do not purport to be an expert no or to be generally familiar with or qualified to express legal opinions based on any laws other than the PRC Law. Accordingly, we express or imply no opinion directly or indirectly on the laws of any jurisdiction other than the PRC.

III. ASSUMPTIONS

For the purpose of this opinion, we have examined the originals of copies or otherwise identified to our satisfaction, of documents provided to us by or on behalf of the company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and offices of the company and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In examination of the documents and for the purpose of giving this opinion, we have relied upon the following assumptions, which we have not independently verified: (i) all signatures, seals and chops are genuine and made or affixed with due authority;(ii) all documents submitted to us as originals are authentic and all documents submitted to us as copies are complete and conform to their authentic originals;(iii) none of the documents as they were presented to us has been revoked, amended, varied or supplemented, without us being notified or made aware thereof. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agents and representatives of the company with proper authority and upon representations, made in or pursuant to the documents.

IV. OPINIONS

Based upon the foregoing examinations and assumptions and subject to the qualifications set forth herein, we are of the opinion that:

(i) VIE Structure. The ownership structure of PRC subsidiary and PRC Operating Entity, currently and immediately after giving effect to the offering, will not result in any violation of PRC Laws or regulations currently in effect. Each PRC Subsidiary and PRC Operating Entity and, to the best of our knowledge after due inquiry, each shareholder of the PRC Operating Entity, has full power, authority and legal right (corporate or otherwise) to execute, deliver and perform their respective obligations in respect of each of the agreements under the contractual arrangements described in the Registration Statement under the caption “Corporate History and Structure”(the “VIE Agreements”) to which it is a party, and has duly authorized, executed and delivered each of the VIE Agreements to which it is a party. The VIE Agreements constitute valid, legal and binding obligations against each of parties thereto in accordance with the terms of each of the VIE Agreements, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights and to general equity principles.When PRC Subsidiary signed the “Pledge of Equity Pledge” with Zhu Fengzhen, Yao Qingchao, and Zhou Qian and registered for pledge with the administrative department of industry and commerce, the VIE agreement was enforceable. To the best of our knowledge after due inquiry, none of PRC Subsidiary or PRC Operating Entity is in material breach of default in the performance of observance of the VIE Agreements to which it is a party.

The due execution, delivery and performance of each of the VIE Agreements by PRC Subsidiary and PRC Operating Entity and the other parties thereto, and the due consummation of the transactions contemplated thereunder, do not (A) result in any violation of the business license, articles of association, approval certificate of other constitutional documents (If any) of any of PRC Subsidiary and PRC Operating Entity; or (B) result in any violation of any explicit requirements under the PRC Laws. No Governmental Authorizations are required under any PRC Laws in connection with the due execution, delivery or performance of each of the VIE Agreements other than those already obtained, however, any exercise by the PRC Subsidiary of its rights under the relevant Exclusive Option Agreement will be subject to(a) the approval of and /or registration with the Governmental Agencies for the resulting equity transfer; and (b) the exercise price for equity transfer under the VIE Agreements complying with the PRC Laws.

However, there substantial uncertainties regarding the interpretation and applicable of current PRC Laws and regulations and there can be no assurance that the PRC government will ultimately take a view that is consistent with our opinion stated above.

(ii) M&A Rules; No Governmental Authorization; No Conflicts. Based on our understanding of the explicit provisions under PRC Laws as of the date hereof, we believe that since the PRC Subsidiary was established by means of direct investment rather than by merger of acquisition directly or indirectly of the equity interest or assets of any “domestic company” as defined under the M&A Rules, and no provision in the M&A Rules classifies the contractual arrangements contemplated under the VIE Agreements as a type of acquisition transaction falling under M&A Rules, we are of opinion that the issue and sale of the Ordinary Shares by the company on the NASDAQ Capital Market, do not require any Governmental Authorization. However, there are substantial uncertainties regarding the interpretation and application of current PRC Laws and regulations and there can be no assurance that the PRC governmental will ultimately take a view that is consistent with our opinion stated above.

(iii) Enforceability of Civil Procedures. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgements in accordance with the requirements of PRC Civil Procedures Law based either on treaties between china and country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, Courts in the PRC will not enforce against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC Law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or Cayman Islands.

(iv) Taxation. The statements made in the Registration Statement under the caption “Taxation-People’s Republic of China Taxation,” with respect to the PRC tax laws and regulations or interpretations, constitute true and accurate descriptions of the matters described therein in all material aspects and such statements represent our opinion.

(v) PRC Laws. All statements set forth in the Registration Statement under the captions “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Enforceability of Civil Liabilities,” “Corporate History and Structure,” “Business,” “Regulation,” “Management,” “Related Party Transactions” and “Taxation”, in each case insofar as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material aspects, and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in all material aspects.

Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

i. our opinion is limited to the PRC Laws of general application on the date hereof, we have made no investigation and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

ii. The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

iii. Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation;(ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form;(iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

iv. This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

Under relevant PRC laws and regulations, foreign investment is restricted in certain business and subject to government approval.For example, Information Transmission, Software and Information Technology Services ,according to the regulation “Telecommunications companies: limited to telecommunications services opened up pursuant to China’s WTO commitments; the foreign investment ratio for value-add telecommunications services (except for ecommerce, domestic multi-party communication, store-and-forward, and call center) shall not exceed 50%”. The interpretation and implementation of these laws and regulations, and their application to and effect on the legality, binding effect and enforceability of contracts, including the VIE agreements, are subject to the discretion of competent PRC legislative, administrative and judicial authorities.

v. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible offices of the PRC companies and PRC government officials.

vi. this opinion is intended to be used in the context which is specifically referred to herein.

viii. as used in this opinion, the expression “to our best knowledge” or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have work on matters for the company in connection with the offering and the transactions contemplated thereunder. We have not undertaken any independent investigation to determine the existence absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the company or the rendering of this opinion.

This opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and may alter, affect or modify the opinion expressed herein.We consent to being named in the Company’s registration statement. Additionally, we consent to the use of its name and the opinion expressed in the “Enforce ability of Civil Liabilities” section and other sections of the Company’s registration statement where our firm’s name, Yingke Law Firm, is referred to.

The opinion expressed herein is solely for the benefit of the company and without our prior written consent, neither this opinion nor our opinion herein may be relied upon by any other person we hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement and to the reference to our name in such Registration Statement.

Yours faithfully,

/s/ Yingke Law Firm

Yingke Law Firm

Appendix I

PRC Companies:

1、	Jiana(Shenzhen) Development Technology Co., Ltd.（嘉纳（深圳）发展科技有限公司）;

2、	Shenzhen Jiana Science and Technology Co., Ltd. (深圳市嘉纳科技股份有限公司);

3、	Dongyuan Mingyuan Pastoral Investment Co., Ltd. (东源铭远田园投资有限公司);

4、	Shenzhen Fangrong No.2 Real Estate Investment Enterprise (limited partnership)( 深圳房融贰号地产投资企业(有限合伙);

5、	Shenzhen Jiana No.2 Real Estate Investment Enterprise (limited partnership) (深圳嘉纳贰号地产投资企业(有限合伙);

6、	Shenzhen Yulexuan Cultural Industry Investment Co., Ltd.(深圳愚乐轩文化产业投资有限公司).

7